PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CARPENTER TECHNOLOGY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement

if other than Registrant)

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September 21, 2005

To Our Stockholders:

It is our pleasure to invite you to attend the 2005 Annual Meeting of Stockholders of Carpenter Technology Corporation, to be held at 11:00 a.m. on Monday, October 24, 2005. The meeting will be held at the Millennium Hotel New York Broadway, Millennium Conference Center, 145 West 44th Street, New York, New York.

Business scheduled for the Annual Meeting includes:

•	The election of three directors; and

•	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2006.

Information concerning these matters is included in the enclosed Notice of Annual Meeting and Proxy Statement. Also, at the meeting, I will respond to questions concerning Carpenter’s operations.

If you plan to attend the meeting, please bring the admission ticket attached to your proxy card with you. If you are receiving this proxy statement by e-mail and wish to attend the meeting, you should print out the admission ticket attached to the e-mail. If your shares are held in the name of a broker, bank, or other nominee, and you wish to attend the meeting, you should obtain a letter from your broker, bank, or other nominee indicating that you are the beneficial owner of a stated number of shares of Carpenter stock as of the record date, August 26, 2005.

If you do not attend the meeting, you may vote over the Internet, by telephone, or by returning your proxy card. To ensure proper representation of your shares at the meeting, please follow the voting instructions beginning on page 2 of the Proxy Statement. You may also mark your proxy card, then sign, date, and return it at your earliest convenience.

I look forward to seeing you at the meeting.

Sincerely,

ROBERT J. TORCOLINI
Chairman, President and Chief Executive Officer

i

Notice of Annual Meeting of Stockholders

on

October 24, 2005

CARPENTER TECHNOLOGY CORPORATION will hold its 2005 Annual Meeting of Stockholders at the Millennium Hotel New York Broadway, Millennium Conference Center, 145 West 44th Street, New York, New York on Monday, October 24, 2005 at 11:00 a.m. We will vote on the following matters:

1.	The election of three directors;

2.	Approval of the appointment of PricewaterhouseCoopers LLP, as Carpenter’s independent registered public accounting firm for the fiscal year ending June 30, 2006; and

3.	Any other business that is properly presented at the meeting.

Only stockholders who were record owners at the close of business on August 26, 2005, may vote at the meeting. A list of those stockholders will be available at the meeting and also during the ten days before the meeting at the office of the Corporate Secretary, 2 Meridian Boulevard, 3rd Floor, Wyomissing, Pennsylvania.

Regardless of the number of shares that you own, it is important that your shares be represented at the meeting. You are encouraged to take advantage of the easy and cost-effective Internet and telephone voting that Carpenter offers. Please see page 2 of the Proxy Statement for Internet and telephone voting instructions. You may also vote by completing and signing the proxy card and returning it in the enclosed postage pre-paid envelope as soon as possible.

You are cordially invited to attend the meeting. If you plan to attend the meeting, please use the admission ticket attached to your proxy card or included in the e-mail by which you received this Proxy Statement. Upon presentation of proper identification, you may attend the meeting without an admission ticket.

By Order of the Board of Directors,

DAVID A. CHRISTIANSEN
Vice President, General Counsel and Secretary

ii

September 21, 2005

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies for the Annual Meeting of Stockholders on October 24, 2005, and any adjournment thereof. Selected information from Carpenter’s 2005 Annual Report on Form 10-K, including financial statements, is being delivered along with this Notice and Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material. These materials are being sent to stockholders on or about September 21, 2005.

Why Proxies are Being Solicited

Carpenter’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote at the meeting, whether or not the stockholder attends the meeting in person. You are being asked to vote on two proposals:

•	The election of three directors to three-year terms, which will expire in 2008; and

•	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm for the fiscal year ending June 30, 2006.

Cost of Solicitation

Carpenter will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement and proxy card. Directors, officers, and regular employees of Carpenter may solicit proxies in person or by telephone without additional compensation. Carpenter will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of Carpenter stock.

Who Can Vote

Stockholders who were record owners of Carpenter stock at the close of business on August 26, 2005, may vote at the meeting. On August 26, 2005, there were 25,056,227 shares of Carpenter common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote. There were also 310.21 shares of Carpenter’s series A convertible preferred stock held by the trustee of the Carpenter Employee Stock Ownership Plan (“ESOP”). Under the ESOP, each share of preferred stock is convertible into at least 2,000 shares of common stock, with the equivalent of 1.3 votes for each share of common stock, subject to anti-dilution adjustments and to limitations under applicable securities laws and stock exchange regulations. The preferred stock and the common stock vote together as a single class on all matters submitted to holders of common stock.

Each participant in the ESOP may direct State Street Bank and Trust Company (“State Street”), as the trustee of the ESOP, how to vote the shares credited to the participant’s account. State Street will vote the shares as directed and will treat any such directions it receives as confidential. State Street will vote any ESOP shares for which no proper direction is received and any ESOP shares that have not yet been allocated to participating employees’ accounts, in the same proportion and manner as the directed shares.

Each participant in the Savings Plan of Carpenter Technology Corporation (“Savings Plan”) may direct The Vanguard Group, Inc., as trustee of the Savings Plan, how to vote the shares credited to the participant’s account. Vanguard will vote the shares as directed and will treat any such directions it receives as confidential. Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares. Directions must be received by State Street and Vanguard no later than Thursday, October 20, 2005.

How to Vote

You may vote in one of four ways:

Vote Over the Internet

•	If your shares are held in the name of a broker, bank or other nominee: Vote your Carpenter shares over the Internet by accessing the website given on the proxy card you received from such broker, bank, or other nominee. You will need the control number that appears on your proxy card when you access the web page.

•	If your shares are registered in your name: Vote your Carpenter shares over the Internet by accessing the website at www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

Vote by Telephone (Touch-Tone Phone Only)

•	If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank or other nominee.

•	If your shares are registered in your name: Vote your Carpenter shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

Based on your Internet and telephone voting, the proxy holders will vote your shares according to your direction.

Vote by Returning Your Proxy Card

You may vote by signing and returning your proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

Vote by Ballot at the Meeting

You may also attend the meeting and vote by a ballot that you will receive at the meeting. Your admission ticket to the meeting is attached to your proxy card or in the e-mail by which you received this Proxy Statement.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. You can write to the Corporate Secretary stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the meeting, you may vote by ballot, which will cancel your previous proxy vote.

Required Vote

Holders of a majority of the outstanding shares must attend or be represented by proxy at the Annual Meeting to constitute a quorum so that business may be conducted. Carpenter’s By-Laws and Delaware law govern the vote needed to approve the proposals. Directors are elected by a plurality of the total votes cast. A majority of the votes cast must approve the appointment of the independent registered public accounting firm.

Abstentions and votes withheld for directors are counted towards the quorum, but are not included in the vote count for election of the directors or approval of the independent registered public accounting firm. In the absence of instruction from the customers who are the beneficial owners, brokers who hold shares in street name for customers have discretionary authority to vote on certain routine matters, such as the election of directors and approval of the independent registered public accounting firm. A “broker non-vote” occurs when brokers do not have such discretionary voting authority under the rules of the New York Stock Exchange (the “NYSE”). Because brokers will have discretionary authority to elect directors and to approve the appointment of PricewaterhouseCoopers LLP, we do not believe there will be any broker non-votes at the meeting.

Stockholder Nominations to the Board of Directors

As described in the written charter of the Corporate Governance Committee, the Committee is a standing committee of the Board of Directors which is, among other things, responsible for identifying qualified individuals to become members of the Board of Directors and recommending that the Board of Directors elect or nominate such qualified individuals for election at annual meetings of stockholders. The nominees for election to the Board of Directors listed in this Proxy Statement were recommended and nominated by the Corporate Governance Committee. All members of the Corporate Governance Committee have been found to be independent under the listing requirements of the NYSE. The charter of the Corporate Governance Committee is available on Carpenter’s website at www.cartech.com.

The Corporate Governance Guidelines of Carpenter provide that board candidates are considered based upon various criteria, such as their broad general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment. In Carpenter’s view, the foremost responsibility of a Carpenter director is to represent the interests of stockholders as a whole. To accomplish this, Carpenter believes that directors must have time available to devote to Board activities. Accordingly, Carpenter seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. Carpenter believes that there should be a majority of independent directors on the Board, and it is Carpenter’s policy to avoid the nomination of outside professionals, including, but not limited to, lawyers, investment bankers, or accountants, whose firms provide services to Carpenter. Carpenter does not generally pay fees to any third parties to assist the Corporate Governance Committee in the process of identifying or evaluating candidates.

The Corporate Governance Committee will consider sound and meritorious nomination suggestions from stockholders and review such nominations pursuant to the same criteria applied to director-nominees nominated by the Corporate Governance Committee. Under Carpenter’s By-Laws, all letters of recommendation for nomination at the 2006 Annual Meeting of Stockholders must be received by the Corporate Secretary at Carpenter’s headquarters, P.O. Box 14662, Reading, PA 19612-4662, between July 26, 2006 and August 25, 2006. Your notice to the Corporate Secretary should contain your name, address, and number of shares of Carpenter stock you own, in addition to the following information:

•	For each person you propose to nominate for election or re-election as a director specify:

(i)	name, age, business address, and residence address;

(ii)	principal occupation or employment;

(iii)	number of shares of Carpenter stock beneficially owned by the person; and

(iv)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the proxy rules.

•	A signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee.

Carpenter may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director of Carpenter. Only individuals nominated in accordance with Carpenter’s By-Laws and applicable Delaware law are eligible for election as a director.

2006 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2006 Annual Meeting of Stockholders, your written proposal must be received by Carpenter no later than May 25, 2006. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the laws of the State of Delaware, and Carpenter’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662.

Under Carpenter’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2006 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between July 26, 2006 and August 25, 2006. For each matter that you wish to bring before the meeting, provide the following information:

(i)	a brief description of the business and the reason for bringing it to the meeting;

(ii)	your name and record address;

(iii)	the number of shares of Carpenter stock which you own; and

(iv)	any material interest (such as financial or personal interest) that you have in the matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Listed below are the only individuals and entities known by Carpenter to own more than 5% of the common stock as of August 26, 2005 (assuming that their holdings have not changed from such other date as may be shown below):

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent (1) of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	2,448,000	(2)	9.5%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,624,000	(3)	6.3%

Ada E. Rossin and Estate of Peter C. Rossin 1500 Oliver Building Pittsburgh, PA 15222	1,600,914	(4)	6.2%

T. Rowe Price Associates 100 East Pratt Street Baltimore, MD 21202-1009	1,362,000	(5)	5.3%

(1)	The percentages are calculated on the basis of the common stock outstanding plus the common stock that would be outstanding if the shares of convertible preferred stock in the ESOP were converted, using the conversion ratio of one preferred share equal to 2,000 shares of common stock.

(2)	This information was supplied to Carpenter as of June 30, 2005 by FMR Corp (“FMR”). FMR is an investment advisor registered under the Federal Investment Advisors Act. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, FMR possesses sole voting power and investment power over all of these shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock. FMR disclaims beneficial ownership of these shares.

(3)	This information was supplied to Carpenter as of June 30, 2005 by Dimensional Fund Advisors Inc. (“Dimensional”). Dimensional is an investment advisor registered under the Federal Investment Advisors Act. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Dimensional possesses sole voting power and investment power over all of these shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock. Dimensional disclaims beneficial ownership of these shares.

(4)

These shares are subject to a standstill agreement among Carpenter, Mrs. Rossin and the Estate of Mr. Peter C. Rossin (“Rossin Estate”). This agreement was entered into when Carpenter purchased Dynamet Incorporated in 1997. The standstill agreement provides certain limitations on the ability of Mrs. Rossin and the Rossin Estate to buy or sell the common stock, solicit proxies, participate in a tender offer, business combination, or restructuring of voting securities affecting Carpenter and on the ability of Mrs. Rossin and the Rossin Estate to seek control of or influence Carpenter’s Board or Management. In addition, the standstill agreement provides that the Board will recommend the election, as a director of Carpenter, of a person that Mrs. Rossin, the Rossin Estate and the other former Dynamet shareholders designate, if the person is reasonably acceptable to the Board. Mr. Peter Stephans is the current director designated by the former Dynamet shareholders. The standstill agreement expires in 2007, unless terminated earlier because of a change in control of Carpenter or a reduction below 5% of the voting power of the former Dynamet shareholders.

(5)	This information was supplied to Carpenter as of June 30, 2005 by T. Rowe Price Associates (“T. Rowe”). T. Rowe is an investment advisor registered under the Federal Investment Advisors Act. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, T. Rowe possesses sole voting power and investment power over all of these shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock. T. Rowe disclaims beneficial ownership of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the ownership of Carpenter common stock as of August 26, 2005, by each director, Carpenter’s five most highly compensated executive officers during fiscal year 2005 (the “Named Executive Officers”) and the directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over these shares of common stock.

Director and Executive Officer Stock Ownership

Name	Number of Shares Beneficially Owned(1)		Director Stock Units(2)	Shares and Units Beneficially Owned(1)		Percentage of Outstanding Shares(3)(4)
Anderson, Jr., C. G.	7,000		3,057	10,057
Fitzpatrick, J. M.	18,588		6,256	24,844		0.1
Hewson, M. A.	11,039		6,118	17,157
Inglis, I. M.	6,200		1,758	7,958
Pratt, G. A.	0		3,988	3,988
Stephans, P. N.	202,364	(5)	1,758	204,122	(5)	0.8
Torcolini, R. J.	140,006	(5)(6)	n/a	140,006	(5)(6)	0.5
Turner, K. C.	25,481		6,446	31,927		0.1
Ward, Jr., S. M.	17,000		6,282	23,282		0.1
Christiansen, D. A.	22,095	(6)	n/a	22,095	(6)	0.1
Geremski, T. E.	31,584	(6)	n/a	31,584	(6)	0.1
Oates, D. M.	50,553	(6)	n/a	50,553	(6)	0.2
Shor, M. L.	50,051	(6)	n/a	50,051	(6)	0.2
All directors and executive officers as a group (14 in all)	590,090	(5)(6)	35,663	625,753	(5)(6)	2.3

(1)	The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 26, 2005:

C. G. Anderson, Jr.	6,000
J. M. Fitzpatrick	17,000
M. A. Hewson	10,000
I. M. Inglis	6,000
G. A. Pratt	0
P. N. Stephans	0
R. J. Torcolini	34,900
K. C. Turner	24,000
S. M. Ward, Jr.	14,000
D. A. Christiansen	0
T. E. Geremski	0
D. M. Oates	10,000
M. L. Shor	11,300
All directors and executive officers as a group (14 in all)	136,534

(2)	These stock units convert to an equivalent number of shares of common stock upon the director’s retirement or termination of service as allowed under the plan. The value of the stock units tracks the value of the common stock, but the units have no voting rights.

(3)	Ownership is rounded to the nearest 0.1% and is less than 0.1% except where stated. Stock units are not included in the calculation of percentage of outstanding shares owned.

(4)	The percentages are calculated on the basis of the common stock outstanding plus the common stock that would be outstanding if the shares of convertible preferred stock in the ESOP were converted, using the conversion ratio of one preferred share equal to 2,000 shares of common stock.

(5)	Voting and investment power is shared with respect to the following shares of common stock:

P. N. Stephans	202,364
R. J. Torcolini	48,834
All directors and executive officers as a group	251,198

(6)	The amounts include the following shares of common stock held in the Savings Plan and the ESOP (as if the preferred stock actually held in the ESOP were converted into common stock using the ratio of one preferred share equal to 2,000 shares of common stock):

D. A. Christiansen	3,472
T. E. Geremski	84
D. M. Oates	33
M. L. Shor	7,951
R. J. Torcolini	2,736
All executive officers as a group	14,296

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Carpenter’s Board of Directors consists of nine directors serving in three classes. Each class of directors serves for a period of three years. The term of office of one class of directors expires each year at the Annual Meeting.

Messrs. Fitzpatrick and Pratt and Ms. Hewson have been nominated for election at the 2005 Annual Meeting of Stockholders. If elected, their terms will expire at the 2008 Annual Meeting. The biographical summaries of the nominees and the remaining six directors whose terms are continuing appear below. Unless otherwise directed by the stockholders, the shares represented by the proxies will be voted for the three nominees. Each nominee has consented to being nominated as a director and, as far as the Board and Management are aware, will serve as a director if elected.

The Board of Directors recommends that you vote FOR the election of Messrs. Fitzpatrick and Pratt and Ms. Hewson.

Nominees — Terms to Expire 2008

J. MICHAEL FITZPATRICK, age 58, is the former President and Chief Operating Officer and was a director of Rohm and Haas Company, a specialty chemicals company. Dr. Fitzpatrick was elected Vice President and Director of Research of Rohm and Haas in 1993 and served as Vice President and Chief Technology Officer from 1995 through 1998. He is also a director of McCormick & Company, Incorporated, and the Green Chemistry Institute, Income Development Chairman of the 2004 United Way of Southeast PA Community Fundraising Campaign, a member of the Board of Trustees of the Franklin Institute and Science Museum and a director of the American Cancer Society. McCormick & Company, Incorporated is listed on the NYSE and is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Dr. Fitzpatrick has been a director of Carpenter since 1997 and is a member of the Audit/Finance Committee.

GREGORY A. PRATT, age 56, is Vice Chairman and a director of OAO Technology Solutions, Inc. (OAOT), an information technology and professional services company. He joined OAOT in 1998 as President and CEO after OAOT acquired Enterprise Technology Group, Inc., a software engineering firm founded by Mr. Pratt. Mr. Pratt served as President and COO of Intelligent Electronics, Inc. from 1991 through 1996, and was co-founder, and served variously as CFO and President of Atari Corporation from 1984 through 1991. He also serves as a director and audit committee member of AmeriGas Propane, Inc. and the US Chess Center. AmeriGas, Inc. is listed on the NYSE and is subject to the periodic reporting requirements of the Exchange Act. Mr. Pratt has been a director of Carpenter since 2002 and chairs the Audit/Finance Committee.

MARILLYN A. HEWSON, age 51, is President and General Manager of Kelly Aviation Center, L.P. which is a joint venture between Lockheed Martin Aircraft and Logistics Centers and General Electric Aircraft Engines. Ms. Hewson joined Lockheed Aeronautical Systems Company, Marietta, Georgia, in 1983 as a senior industrial engineer. She held a variety of increasingly responsible management positions in industrial engineering, operations control and business management until 1993, when she was promoted to Director of Operations Control. In 1995, she was named Director of Commercial Practices and in September 1995, she transferred to the Aeronautics Material Management Center in Fort Worth, Texas, as Director of Consolidated Material Systems and Business Management. Ms. Hewson was named Vice President, Internal Audit of Lockheed Martin Corporation in September 1998, became Vice President, Global Supply Chain Management beginning in August 2000, and Senior Vice President for Corporate Shared Services in May 2001. Ms. Hewson has been a director of Carpenter since 2002, is a member of the Corporate Governance Committee and chairs the Human Resources Committee.

Incumbent Directors to Continue in Office

The following are the other directors whose terms continue after the Annual Meeting, as indicated:

Terms to Expire 2006

CARL G. ANDERSON, JR., age 60, is Chairman, President and Chief Executive Officer of Arrow International, Inc., a leading manufacturer of medical devices. Prior to his current position, Mr. Anderson served as Vice-Chairman of the Board of Directors and General Manager of Arrow’s Critical Care Business. From 1997 to 2002, he was President and Chief Executive Officer of ABC School Supply Inc., a manufacturer and marketer of educational products. Prior to joining ABC School Supply in May 1997, Mr. Anderson served as Vice President – General Manager of the Retail Consumer Products Division of James River Corporation from 1994 to 1997 and as Vice President of Marketing from May 1992 to August 1994. He was Vice President and General Manager at Nestle Foods Corporation from 1984 to 1992 and a marketing executive at Procter & Gamble from 1972 to 1984. Mr. Anderson serves as a director of Arrow International, Inc. (which is listed on the NASDAQ and is subject to the periodic reporting requirements of the Exchange Act) and as a trustee of Lafayette College. Mr. Anderson has been a director of Carpenter since 2003 and is a member of the Audit/Finance Committee.

ROBERT J. TORCOLINI, age 54, is Chairman, President and Chief Executive Officer and a director of Carpenter Technology Corporation. Prior to his current position, Mr. Torcolini was President and Chief Operating Officer from June 2002 to June 2003, and Senior Vice President-Engineered Products Operations from February 2000 to June 2002. Mr. Torcolini was President of Dynamet, Incorporated, a subsidiary of Carpenter, from March 1997 through January 2000 and Vice President – Manufacturing Operations Steel Division from January 1993 through February 1997. He is a member of the American Iron and Steel Institute and the American Society for Metals International. Mr. Torcolini has been a director of Carpenter since 2002.

Terms to Expire 2007

I. MARTIN INGLIS, age 54, is Executive Vice President and Chief Financial Officer of Battelle, a $3 billion Research and Development enterprise headquartered in Columbus, Ohio. Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company. He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets during his career. Mr. Inglis was named head, Global Products and Business Strategy and elected a corporate Vice President in 1996; President, Ford South America in 1999; head, Ford North America in 2000; Chief Financial Officer in 2001; and Group Vice President, Business Strategy in 2002. He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland. Mr. Inglis has been a director of Carpenter since 2003 and is a member of the Audit/Finance Committee.

PETER N. STEPHANS, age 62, is Chairman and Chief Executive Officer of Trigon Incorporated, which is a manufacturer of forged and machine components for aerospace and medical applications and also designs, develops and markets orthopedic implants. Prior to Trigon Incorporated, Mr. Stephans served as President and Chief Operating Officer of Dynamet Incorporated, a privately-held titanium processor that Carpenter purchased in 1997. He was appointed Vice President and Technical Director in October 1972 and Executive Vice President in October 1982. He began his career at IBM Corporation, ultimately serving as Manufacturing Manager for one of the company’s divisions in New York. Mr. Stephans holds a bachelor’s and master’s degree in electrical engineering from the South Dakota School of Mines and Technology. He also serves on the Boards of Directors/Trustees of Washington and Jefferson College and World Affairs Council of Pittsburgh. Mr. Stephans has been a director of Carpenter since 2003 and is a member of the Corporate Governance and Human Resource Committees.

KATHRYN C. TURNER, age 58, is Chairperson, Chief Executive Officer and President of Standard Technology, Inc. Ms. Turner founded Standard Technology, Inc., a management and technology solutions firm with a focus in the healthcare sector, in 1985. Standard Technology, Inc. is headquartered in Falls Church, VA, with employees in approximately 12 states. Ms. Turner also serves on the Board of Directors of Conoco Phillips, The Tribune Company, and Schering-Plough Corporation (which are listed on the NYSE and are subject to the periodic reporting requirements of the Exchange Act), the National Capital Area Council of the Boy Scouts of America and Children’s Hospice International and she has served as a director for the Urban League (Northern Virginia Chapter). In 1994, she received a Presidential appointment to serve on the President’s Export Council, after serving a one-year term on the ExIm Bank Advisory Committee. In 1993, she was appointed to the Commission on the Future of Worker-Management Relations, a joint commission of the Departments of Labor and Commerce, established by President Clinton. In 1992, she was the first woman appointed by Secretary Cheney to the Defense Policy Advisory Committee on Trade (DPACT). Ms. Turner is the 1998 Black Engineer Entrepreneur of the Year, a 1994 recipient of the Northern Virginia Urban League’s Shining Star Award, and a 1994 recipient of the National Association of Black Telecommunications Professionals, Inc.’s Granville T. Woods Award. Ms. Turner has been a director of Carpenter since 1994, is a member of the Human Resources Committee and chairs the Corporate Governance Committee.

STEPHEN M. WARD, JR., age 50, is President and Chief Executive Officer of Lenovo Corporation. Mr. Ward joined Lenovo in his current position upon completion of the acquisition by Lenovo of IBM’s Personal Computing Division on May 1, 2005. Prior to joining Lenovo, he was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division and the Printing Systems Division. In his 26-year career with IBM, Mr. Ward also served as IBM’s chief information officer and vice president, Business Transformation, directing business process and information technology investments. Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM e-business solutions. In the mid-1990’s, he served as vice president, Information Technology and was later named general manager, IBM ThinkPad, in the IBM Personal Computer Company. He first joined IBM in Tucson, Arizona as an engineer in the Storage Products Division. He held various management positions in manufacturing, production control and project development for disk drive, tape and optical storage projects and software development, and was also an assistant to the IBM chairman at company headquarters in Armonk, New York. He holds a B.S. degree in mechanical engineering from California Polytechnic State University at San Luis Obispo. Mr. Ward has been a director of Carpenter since 2001, and is a member of the Audit/Finance Committee.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and Carpenter’s Certificate of Incorporation and By-Laws, Carpenter’s business, property and affairs are managed under the direction of the Board of Directors. Although Carpenter’s directors are not involved in day-to-day operating details, they are kept informed of Carpenter’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter’s officers at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors

The Board of Directors held six meetings during fiscal year 2005. In addition, there were 20 committee meetings. The policy of Carpenter is to require attendance and active participation by directors at Board and committee meetings. The average attendance for Carpenter’s directors at these meetings was over 90%. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served during fiscal year 2005. Directors are encouraged to attend the Annual Meeting of Stockholders, and all of Carpenter’s directors attended the 2004 annual meeting.

Meetings of the Non-Management Directors

Pursuant to Carpenter’s Corporate Governance Guidelines and the Corporate Governance Standards of the NYSE, the non-management directors of the Board meet in an executive session at least twice per year to: (a) review the performance of the Chief Executive Officer, and (b) address any other matters affecting Carpenter that may concern individual directors. All non-management directors currently meet the required criteria for independence. In fiscal year 2005, the non-management directors met in executive session five times.

Communication with the Board of Directors

Stockholders may communicate with the full Board of Directors by sending a letter to Carpenter Technology Board of Directors, c/o Corporate Secretary, P.O. Box 14662, Reading, PA 19612-4662. Carpenter’s Corporate Secretary will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Carpenter or its business, or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Corporate Secretary as directed above. Such communication should be clearly addressed to the non-management directors. Stockholders and other interested parties may also communicate with the Audit/Finance Committee by sending an e-mail to boardauditcommittee@cartech.com.

Independence of the Board of Directors

The Board of Directors is composed of a majority of directors who qualify as independent directors (“Independent Directors”) pursuant to the rules adopted by the SEC and the corporate governance standards promulgated by the NYSE. The board committee structure includes Audit/Finance, Human Resources and Corporate Governance committees consisting entirely of Independent Directors as required by the Corporate Governance Standards of the NYSE.

In determining independence pursuant to the Corporate Governance Standards of the NYSE, each year the Board affirmatively determines whether directors have a “material relationship” with Carpenter. When assessing the “materiality” of a director’s relationship with Carpenter, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Carpenter as those prevailing at the time from unrelated parties for comparable transactions.

Applying these standards, the Board has determined that all of the directors, with the exception of Mr. Torcolini, are independent.

Independence of the Audit/Finance Committee Members

Directors on Carpenter’s Audit/Finance Committee must satisfy the requirements of the Corporate Governance Standards of the NYSE and the independence requirements promulgated under the Exchange Act. In determining whether a director is independent for purposes of each of the above stated guidelines, the Board must affirmatively determine that the directors on the Audit/Finance Committee do not, among other things, accept any consulting, advisory, or other compensatory fee from Carpenter.

Applying these standards, the Board has determined that all of the directors on the Audit/Finance Committee are independent.

Code of Ethics

The Board of Directors adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers of Carpenter Technology Corporation. There were no waivers of the Code in fiscal year 2005 or through the date of this Proxy Statement. The Code and any information regarding any waivers of the Code will be disclosed on Carpenter’s website at www.cartech.com.

Director Training and Education

All of the members of the Board of Directors attended eight hours of educational seminars presented by the Directors Institute of the Conference Board which qualify for certification by Institutional Shareholders Services.

Committees of the Board

The Board of Directors has three standing Committees: Audit/Finance, Corporate Governance and Human Resources. No member of any committee may be an employee or former employee of Carpenter. All of the committees operate pursuant to written charters that have been posted on Carpenter’s website at www.cartech.com.

BOARD COMMITTEES

Committee and Members	Selected Functions of the Committee	2005 Meetings
Audit/Finance Committee Gregory A. Pratt, Chairperson Carl G. Anderson, Jr. J. Michael Fitzpatrick I. Martin Inglis Stephen M. Ward, Jr.

•      Reviews the adequacy of Carpenter’s financial reporting, accounting systems and controls

•      Exercises sole authority regarding the appointment, compensation and termination of the independent registered public accounting firm

•      Pre-approves all audit and permissible non-audit services performed by the independent registered public accounting firm

•      Recommends and oversees the independent registered public accounting firm for integrated audits

•      Reviews Carpenter’s internal and external auditing procedures and security of information systems

•      Reviews Carpenter’s environmental and legal compliance activities

•      Maintains a direct line of communication with the independent registered public accounting firm and the Director-Internal Audit and reviews audit issues and management responses

•      Reviews and recommends actions to the Board of Directors relating to Carpenter’s capital structure, pension fund asset management, and dividend policy

•      Reviews and approves Carpenter’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm

•      Reviews and approves earnings press releases and financial information and earnings guidance, if any, provided to analysts and rating agencies

•      Establishes procedures for the receipt and treatment of reports received from employees of Carpenter or others regarding compliance with legal or ethical requirements, violations of Carpenter’s codes of conduct, questionable accounting, internal accounting controls, or auditing matters

		13

Corporate Governance Committee Kathryn C. Turner, Chairperson Marillyn A. Hewson Peter N. Stephans	• Reviews and recommends proposed changes to the Certificate of Incorporation and By-Laws • Reviews stockholder proposals • Recommends Board size, composition, and committee structure • Reviews, evaluates, and recommends nominees for election or re-election to the Board and assignment to the Committees	4

Committee and Members	Selected Functions of the Committee	2005 Meetings
Corporate Governance Committee (Continued)

•      Applies the standards for independence imposed by Carpenter’s listing agreement with the NYSE and all applicable laws in connection with the director process

•      Maintains guidelines for directors’ duties and obligations

•      Develops and recommends to the Board of Directors a set of corporate governance principles applicable to the corporation

•      Oversees the evaluation of the Board and committees

•      Reviews succession planning for the Chief Executive Officer

Human Resources Committee Marillyn A. Hewson, Chairperson Peter N. Stephans Kathryn C. Turner	• Reviews and establishes the salary and compensation package of the CEO and other executive officers; approves salary and other compensation of other corporate officers • Reviews director compensation • Oversees Carpenter’s various benefit and pension plans • Reviews officers’ succession and development plans • Administers stock and stock option plans • Reviews Carpenter’s progress on equal opportunity matters, employee health and safety, and workers’ compensation costs	3

Director Compensation Program

No director who is an employee of Carpenter is compensated as a member of the Board. Compensation for non-employee directors consists of an annual retainer of $90,000, plus travel expenses, where appropriate, for attending all Board of Directors and committee meetings. Each Committee Chairperson receives an additional annual retainer of $10,000. At least 50% of the $90,000 annual retainer for Board service is paid in stock units that convert to an equivalent number of shares of common stock following retirement or termination of service as allowed under the plan. The value of these stock units will vary depending on the fair market value of the shares of Carpenter’s common stock. At the director’s election, the remaining 50% of the retainer is paid in cash or deferred and paid in either cash or stock units at the time of distribution.

Each non-employee director who joins the Board is entitled to receive options to purchase 2,000 shares of common stock. In addition, following each annual meeting, each non-employee director is entitled to receive options to purchase 4,000 shares of common stock. These options permit the director, after one year of service following the grant, to purchase shares of common stock at the stock’s fair market value on the date of grant. The options expire ten years from the date of grant. In acknowledgment of the increase in cash and equity compensation, each of the directors waived his or her right to receive options after the last annual meeting.

AUDIT/FINANCE COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Carpenter specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Board of Directors has charged the Audit/Finance Committee with a number of responsibilities, including review of the adequacy of Carpenter’s financial reporting and internal controls over financial reporting, the integrity of the financial statements of the Company and the independence and performance of Carpenter’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Carpenter’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Committee has a direct line of communication with Carpenter’s independent registered public accounting firm and the Director-Internal Audit. The Board has affirmatively determined that each of the members of the Committee is independent pursuant to the Corporate Governance Standards of the NYSE and the rules of the SEC. Furthermore, the Board has affirmatively determined that all members of the Audit/Finance Committee have no material relationship with Carpenter and are financially literate pursuant to the requirements of the NYSE. Messrs. Pratt, Inglis and Anderson each qualify as an “audit committee financial expert” under the standards promulgated under the Exchange Act. The Board has adopted a written Audit/Finance Committee Charter, and this report is made pursuant to that Charter. A copy of the Charter is posted on Carpenter’s website at www.cartech.com. The Audit/Finance Committee appoints the independent registered public accounting firm to be retained to audit Carpenter’s consolidated financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit/Finance Committee. The Audit/Finance Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm.

In the discharge of its responsibilities, the Audit/Finance Committee has reviewed and discussed with management and the independent registered public accounting firm Carpenter’s audited financial statements for fiscal year 2005. In addition, the Committee has discussed with the independent registered public accounting firm matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of Carpenter’s financial reporting, as required by U.S. Auditing Standards Section AU380, Communication with Audit Committees.

The Audit/Finance Committee met with management periodically during fiscal year 2005 to consider the adequacy of Carpenter’s internal controls, and discussed these matters and the overall scope and plans for the audit of Carpenter with Carpenter’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit/Finance Committee also discussed with senior management and PricewaterhouseCoopers LLP Carpenter’s disclosure controls and procedures and the certifications by Carpenter’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of Carpenter’s filings with the SEC. In particular, the Audit/Finance Committee was kept apprised by senior management of the progress of the evaluation of Carpenter’s system of internal control over financial reporting and provided oversight and advice to management during the process. In connection with this oversight, the Audit/Finance Committee received periodic updates provided by senior management and PricewaterhouseCoopers LLP at several committee meetings during the year. At the conclusion of the process, senior management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter’s internal control over financial reporting. The Audit/Finance Committee also reviewed the report of PricewaterhouseCoopers LLP related to (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

The Audit/Finance Committee has considered the compatibility of the provision of non-audit services with the independent registered public accounting firm’s maintenance of independence and has received from PricewaterhouseCoopers LLP written disclosures and a letter concerning the independent registered public accounting firm’s independence from Carpenter, as required by Independence Standards Board Standard No. 1,

Independence Discussions with Audit Committees. These disclosures have been reviewed by the Audit/Finance Committee and discussed with PricewaterhouseCoopers LLP.

Based on these reviews and discussions, the Committee has recommended to the Board that the audited financial statements be included in Carpenter’s 2005 Annual Report on Form 10-K, for filing with the SEC.

SUBMITTED BY THE AUDIT/FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

Gregory A. Pratt, Chairperson	I. Martin Inglis
Carl G. Anderson, Jr.	Stephen M. Ward, Jr.
J. Michael Fitzpatrick

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources Committee reviews and determines compensation arrangements for Carpenter’s Chief Executive Officer and its other executive officers and administers the equity compensation plans. All members of the Human Resources Committee are independent directors.

No member of the Human Resources Committee during fiscal year 2005 was an officer or employee of Carpenter or any of its subsidiaries or was formerly an officer of Carpenter or any of its subsidiaries. No member of the Human Resources Committee had any relationship requiring disclosure by Carpenter under the proxy rules promulgated under the Exchange Act.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of the Board of Directors is composed entirely of independent directors. The Human Resources Committee is responsible for the establishment and oversight of Carpenter’s executive compensation programs.

The Board has adopted a written charter for the Human Resources Committee. A copy of the Charter has been posted on Carpenter’s website at www.cartech.com. The Charter, in part, delegates sole authority to the Human Resources Committee to establish the salary and other elements of compensation for the CEO and other executive officers.

Compensation Philosophy

Carpenter’s executive compensation programs are designed to fulfill the following objectives:

•	Attract, retain, and motivate highly effective executives;

•	Link executive reward with enhanced stockholder value and profitability;

•	Reward sustained corporate, functional, and/or individual performance with an appropriate base salary and incentive opportunity;

•	Link pay to Carpenter’s financial performance and the achievement of Carpenter’s strategic business objectives; and

•	Stimulate and sustain significant management ownership in Carpenter.

This philosophy remained unchanged in 2005 and continues to serve as the foundation for executive compensation policy and program application.

The Human Resources Committee reviewed all elements of compensation paid to each executive officer in order to assure that the Human Resources Committee members developed a comprehensive picture of each officer’s overall compensation. Carpenter targets pay at market competitive (median) levels for achievement of expected levels of performance. During both fiscal years 2004 and 2005, the Human Resources Committee worked with a nationally recognized, independent consulting firm to review the competitiveness of the executive compensation program. The analysis compared Carpenter’s pay levels to the pay levels of a group of general industrial and basic materials companies of similar size. These companies reflect the labor pool for executive talent generally rather than the labor pool specifically available to Carpenter’s competitors.

Compensation of executives at Carpenter is primarily composed of three parts — base salary, annual incentives and long-term incentives — and is closely linked to the Company’s financial performance. Carpenter’s poor performance in the early 2000’s resulted in executive pay being well below competitive levels. The Company’s improved financial results beginning in fiscal year 2004 and continuing throughout fiscal year 2005 led the Committee to adjust executive pay to competitive levels over the two-year period.

Base Salary

In general, base salaries are targeted around the market 50th percentile and adjusted by the Human Resources Committee to recognize each executive’s experience, responsibility and value to the organization. Base salary increases were not granted in the years immediately prior to fiscal year 2005 resulting in compensation for Carpenter executives that was significantly below market level. The Committee granted base salary increases in fiscal year 2005 to bring salaries more in line with market levels and to reflect the Company’s improved performance.

Annual Incentives

The Executive Annual Compensation Plan (“EACP”) provides short-term variable compensation for the Named Executive Officers and other eligible executives with payments based on combinations of corporate and business unit financial performance. This portion of the Executive Officers’ compensation is wholly dependent upon the Company’s financial results and highly leveraged to ensure below market total compensation when financial goals are not achieved and above market total compensation only when the annual financial results are superior. For fiscal year 2005, the Human Resources Committee established, and the full Board approved, earnings per share (“EPS”) and Return On Net Assets (“RONA”) as the key corporate measures for the EACP. In addition, business unit RONA and operating income were established as additional components for Messrs. Oates and Shor. The Company’s financial performance in 2005 resulted in EACP payouts at the maximum target levels for each executive.

Long-Term Incentives

Carpenter continues to deliver a significant portion of an executive’s total pay opportunity in the form of long-term incentive compensation. Long-term incentives are viewed to be a key program element, given the Committee’s desire to reinforce connections among sustainable financial performance, shareholder value creation and executive pay.

For fiscal year 2005, the Committee delivered long-term incentives in the form of restricted stock. There were no stock option awards issued in fiscal year 2005. Restricted stock awards were granted to Named Executive Officers in two forms: (i) time vested restricted shares that vest in full five years after the end of the fiscal year if the executive is then still a Carpenter employee; and (ii) performance based restricted shares which were earned upon achievement of the same financial results upon which the EACP awards were based and which will vest ratably over fiscal years 2006 and 2007.

Stock Ownership Guidelines

Carpenter introduced stock ownership guidelines in 1997 to further its objective of increasing management’s ownership stake. Over time, executives are expected to achieve and maintain ownership of certain amounts of common stock. The Chief Executive Officer is expected to own 3 times his base salary in Carpenter stock. Senior Vice Presidents and Vice Presidents are expected to own 1.5 times their base salaries in Carpenter stock and other covered executives are expected to own Carpenter stock in the amount of their base salaries. The primary intent of these guidelines is to increase significantly the extent to which each executive’s personal wealth is directly linked to the performance of Carpenter’s common stock. During fiscal year 2005, beneficial share ownership of the Named Executive Officers increased 18% over fiscal year 2004 ownership levels. All of the Named Executive Officers own Carpenter stock well in excess of their respective stock ownership guidelines.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to certain individuals, including the Named Executive Officers, to $1 million, unless certain requirements are met. Carpenter’s EACP and long-term incentive arrangements have been generally structured to conform with Internal Revenue Code guidelines for performance-based compensation and, as such, should preserve the deductibility of these amounts. The Human Resources Committee will continue to monitor the potential deductibility of other components of Carpenter’s pay package.

CEO Compensation

For fiscal years 2005 and 2006, the Human Resources Committee set the salary of the CEO as well as the salaries of other Named Executive Officers. During fiscal year 2005, the financial performance of the Company significantly exceeded expectations. Management’s actions have established a solid base for continued superior performance by the Company in the future. In accordance with the market data and the Company’s strong financial performance, the Committee adjusted the CEO’s salary, increased the annual incentive opportunity, and granted restricted stock in fiscal year 2005 and provided further adjustments effective for fiscal year 2006 as noted below.

Annual Base Salary

Upon his promotion to CEO effective July 1, 2003, Mr. Torcolini requested that his base salary of $360,000 not be increased, and the Board concurred. This decision left Mr. Torcolini well below the competitive market rate, and the Board determined this situation would be addressed as the Company’s financial results improved. For fiscal year 2005, Mr. Torcolini’s base salary was $500,000. In order to bring Mr. Torcolini’s base salary up to competitive market rates and in recognition of the substantial increase to shareholder value resulting from the Company’s superior performance in fiscal year 2005, Mr. Torcolini’s salary for fiscal year 2006 will be $850,000, which is in the mid-range of the comparative group of CEOs reviewed by the Committee.

Annual Incentives

In fiscal year 2005, Mr. Torcolini received a cash bonus payment under the EACP of $786,616. Upon achievement of specified EPS and RONA performance targets in fiscal year 2006, Mr. Torcolini is eligible for a cash bonus under the EACP ranging from 50 – 200% of his base salary.

Long-Term Incentives

In fiscal year 2005, Mr. Torcolini earned 12,000 restricted shares based on EPS performance and RONA targets similar to those established under the EACP. These earned shares vest at the rate of 50% (6,000 shares) after one year (June 30, 2006) and the remaining 50% (6,000 shares) after two years (June 30, 2007). Mr. Torcolini was also granted 10,500 restricted shares that will vest after five years (June 30, 2010) if he remains an employee of the Company. In fiscal year 2006, Mr. Torcolini can earn from 3,500 – 12,000 shares of restricted stock upon achievement of EPS and RONA performance targets similar to those established for the EACP.

SUBMITTED BY THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Marillyn A. Hewson, Chairperson

Peter N. Stephans

Kathryn C. Turner

EXECUTIVE COMPENSATION

The following table contains information concerning the compensation paid by Carpenter for services rendered during the fiscal years ended June 30, 2005, 2004, and 2003 to Carpenter’s Chief Executive Officer and each of the other Named Executive Officers.

Summary Compensation Table - FISCAL YEAR 2005

Name and Principal Position	Fiscal Year	Annual Compensation (1)		Long Term Compensation Awards		All Other Compensation(1) (3)(4)(5) ($)
		Salary ($)	Bonus ($)	Restricted Stock (2) ($)	Securities Underlying Options (#)
Robert J. Torcolini Chairman, President and Chief Executive Officer	2005 2004 2003	491,924 360,000 358,462	786,616 0 0	1,165,000 1,758,600 0	0 0 150,000	18,486 32,507 162,182	(6) (6)

Dennis M. Oates* Senior Vice President Specialty Alloys Operations	2005 2004	322,404 198,155	386,970 0	492,100 1,123,900	0 30,000	11,515 8,248

Michael L. Shor Senior Vice President Engineered Products Operations	2005 2004 2003	313,846 295,000 295,000	376,564 0 0	492,100 1,016,700 0	0 0 50,000	11,275 12,600 23,241

Terrence E. Geremski Senior Vice President - Finance and Chief Financial Officer	2005 2004 2003	313,846 295,000 295,000	376,564 0 0	492,100 1,016,700 0	0 0 50,000	15,003 20,557 31,204	(7)

David A. Christiansen Vice President, General Counsel and Secretary	2005 2004 2003	198,847 180,001 166,369	198,811 0 0	221,445 491,925 0	0 0 24,000	7,556 6,182 5,742

*	Mr. Oates began employment on September 30, 2003.

(1)

The column for “Other Annual Compensation” has been omitted. The value of above-market interest payments accrued upon deferred compensation and amounts reimbursed for the payment of taxes for the Named Executive Officers has been included in the “All Other Compensation” column. For fiscal year 2005, the value of the above-market portion of the interest paid on deferred compensation was as follows: Mr. Torcolini - $52; Mr. Oates - $1; Mr. Shor - $20; Mr. Geremski - $378; and Mr. Christiansen - $0. For fiscal year 2004, the value of the above-market portion of the interest paid on deferred compensation was as follows: Mr. Torcolini - $18; Mr. Oates - $0; Mr. Shor - $7; Mr. Geremski - $111; and Mr. Christiansen - $0. For fiscal year 2003, the value of the above-market portion of the interest paid on deferred compensation was as follows: Mr. Torcolini - $133; Mr. Shor - $42; Mr. Geremski - $524; and Mr. Christiansen - $0. The amounts reimbursed for payment of taxes are described in footnotes 6 and 7.

(2)	Messrs. Torcolini, Oates, Shor, Geremski and Christiansen earned restricted stock awards in fiscal year 2005, as a result of meeting Carpenter performance targets based on earnings per share and return on net assets. The awards consisted of the following numbers of shares of restricted stock: Mr. Torcolini - 12,000; Mr. Oates - 5,000; Mr. Shor - 5,000; Mr. Geremski - 5,000; and Mr. Christiansen - 2,400. The restricted stock grants will vest over a two-year period with 50% vesting at the end of fiscal year 2006 (June 30, 2006) and 50% vesting at the end of fiscal year 2007 (June 30, 2007). In fiscal year 2005, Messrs. Torcolini, Oates, Shor, Geremski and Christiansen were granted a separate restricted stock award. This restricted stock award will vest all at one time on the fifth anniversary of the end of fiscal year 2005 (June 30, 2010) provided the Named Executive Officer remains an employee of Carpenter. The awards consisted of the following numbers of shares of restricted stock: Mr. Torcolini - 10,500; Mr. Oates - 4,500; Mr. Shor - 4,500; Mr. Geremski - 4,500; and Mr. Christiansen - 1,875.

In fiscal year 2004, Messrs. Torcolini, Oates, Shor, Geremski and Christiansen earned restricted stock awards, as a result of meeting Carpenter performance targets based on earnings per share and return on net assets. The awards consisted of the following numbers of shares of restricted stock: Mr. Torcolini - 42,000; Mr. Oates - 26,000; Mr. Shor - 26,000; Mr. Geremski - 26,000; and Mr. Christiansen - 13,000. The restricted stock awards were earned and granted effective as of June 30, 2004. Fifty percent of the award vested at the end of fiscal year 2005 (June 30, 2005) and 50% will vest at the end of fiscal year 2006 (June 30, 2006).

In fiscal year 2004, Messrs. Torcolini, Oates, Shor, Geremski and Christiansen were granted a separate restricted stock award. This restricted stock award will vest all at one time five years after the date of grant (June 23, 2009) provided the Named Executive Officer remains an employee of Carpenter. The awards consisted of the following numbers of shares of restricted stock: Mr. Torcolini - 10,000; Mr. Oates - 4,000; Mr. Shor - 4,000; Mr. Geremski - 4,000; and Mr. Christiansen - 1,500. Mr. Oates received a grant of 5,000 shares of restricted stock upon commencement of his employment which will vest all at one time after five years of employment (September 30, 2008).

At the end of fiscal year 2005, the total restricted stock granted to Messrs. Torcolini, Oates, Shor, Geremski and Christiansen was valued, respectively, at $2,771,300; $1,631,700; $1,372,700; $1,631,700 and $635,845 based on the June 30, 2005 closing price of $51.80. Carpenter does pay dividend equivalents on restricted stock.

(3)	Amounts include contributions by Carpenter for fiscal years 2005, 2004 and 2003, for the Named Executive Officers under the Savings Plan, the Deferred Compensation Plan for Officers and Key Employees and the ESOP (ESOP units contributed because of dividend equivalents on the ESOP account balance are not included). Due to the timing of contributions on a fiscal year basis, some of the amounts contributed under the Savings Plan exceed the IRS calendar year limit. For fiscal year 2005, these contributions were as follows:

Savings Plan:

Torcolini	$7,050
Oates	$6,825
Shor	$6,450
Geremski	$6,450
Christiansen	$5,965

Deferred Compensation Plan:

Torcolini	$7,708
Oates	$2,847
Shor	$2,965
Geremski	$2,965
Christiansen	$0

ESOP: 20.0594 units (exclusive of amounts for dividend equivalents) of preferred stock were allocated on December 31, 2004 to each of the accounts of Messrs. Torcolini, Oates, Shor, Geremski and Christiansen. At that time, each unit was valued at $58.46.

(4)	Amounts include premiums paid by Carpenter on term life insurance policies for the Named Executive Officers. For fiscal year 2005, these premiums were as follows: Mr. Torcolini - $929; Mr. Oates - $659; Mr. Shor - $668; Mr. Geremski - $668; and Mr. Christiansen - $415. For fiscal year 2004, these premiums were as follows: Mr. Torcolini - $868; Mr. Oates - $675; Mr. Shor - $712; Mr. Geremski - $712; and Mr. Christiansen - $391. For fiscal year 2003, these premiums were as follows: Mr. Torcolini - $864; Mr. Shor - $708; Mr. Geremski - $708; and Mr. Christiansen - $348.

(5)	Amounts include financial planning services paid by Carpenter for the Named Executive Officers. For fiscal year 2005, these amounts were as follows: Mr. Torcolini - $1,575; Mr. Oates - $0; Mr. Shor - $0; Mr. Geremski - $3,605; and Mr. Christiansen - $0. For fiscal year 2004, these amounts were as follows: Mr. Torcolini - $1,500; Mr. Oates - $0; Mr. Shor - $0; Mr. Geremski - $8,200 and Mr. Christiansen - $0. For fiscal year 2003, these amounts were as follows: Mr. Torcolini - $2,600; Mr. Shor - $6,600; Mr. Geremski - $1,150; and Mr. Christiansen - $0.

(6)	Amounts include $15,168 and $128,623 for fiscal years 2004 and 2003, respectively paid by Carpenter for expenses, including relocation and temporary living expenses, incurred by Mr. Torcolini in connection with his move from Washington, PA to Reading, PA. This amount includes $4,558 and $4,141 for fiscal years 2004 and 2003, respectively, for the reimbursement of taxes paid.

(7)	Amounts include $14,432 for fiscal year 2003, paid by Carpenter for expenses, including relocation and temporary living expenses, incurred by Mr. Geremski in connection with his commencement of employment on January 29, 2001. This amount was all for the reimbursement of taxes paid.

Stock Options

The Stock Option Grant table has been omitted since there were no stock option grants to the Named Executive Officers in fiscal year 2005.

Stock Option Exercises and Fiscal Year-End Holdings

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The- Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Torcolini	175,900	$4,920,184	68,900	50,000	$1,854,570	$1,784,000
Dennis M. Oates	5,000	$176,121	5,000	20,000	$151,800	$607,200
Michael L. Shor	112,966	$2,895,905	27,967	16,667	$708,787	$594,679
Terrence E. Geremski	85,667	$1,911,121	16,666	16,667	$594,643	$594,679
David A. Christiansen	25,900	$547,599	12,500	8,000	$339,975	$285,440

(1)	Based on June 30, 2005 closing price of $51.80 per share.

Special Severance Agreements

Carpenter has Special Severance Agreements in place with its executive officers. Under these agreements, if the officer’s employment is terminated following a “change in control” of Carpenter, the officer will receive his full salary and all bonuses, pension and other benefits through the termination date. In addition, if the termination is by Carpenter, other than for cause, or by the officer for good reason, the officer will receive (1) a lump sum payment equal to three years salary and full annual bonus (computed without regard to actual attainment of relevant performance goals), (2) an enhanced pension benefit either paid as a lump sum from general assets or under the Supplemental Retirement Plan for Executives (“SERP”), and (3) the vesting of all restricted stock, and the ability to exercise all other grants. In addition, under similar circumstances, the agreements provide continuation of all other active benefits for three years, tax and financial planning for three years, outplacement services, company payment of any federal excise tax created by the agreement and reimbursement of any legal fees for enforcing or defending the agreement. Messrs. Torcolini, Oates, Shor, Geremski, Christiansen, and John Thames, Vice President of Human Resources, all have entered into Special Severance Agreements in the form described above. The Special Severance Agreements are currently in effect and automatically renew for three-year periods on an evergreen basis.

Savings Plan of Carpenter Technology Corporation

The Savings Plan is a profit sharing and employee stock ownership plan established pursuant to Sections 401(a), 401(k) and 4975(e) of the Internal Revenue Code. Carpenter contributes 3% of the eligible pay of each eligible employee (including officers) to the Plan. Eligible pay under the Savings Plan is the total straight-time wages paid to each eligible employee and does not include bonus compensation. Carpenter’s contribution is invested, as the employee selects, into one or more pre-established investment funds. If Carpenter’s contribution for an employee under the Savings Plan is limited by the Internal Revenue Code, the employee will receive these lost Savings Plan contributions under the Deferred Compensation Plan for Officers and Key Employees. In addition, an employee may authorize Carpenter to make contributions, including salary deferrals, limited to 35% of eligible pay. Amounts in the Summary Compensation Table include amounts deferred.

Employee Stock Ownership Plan

The Carpenter Technology Corporation Employee Stock Ownership Plan (ESOP) was established in 1991. The trustee of the ESOP, State Street Bank and Trust Company, purchased 461.5384615 shares of series A convertible preferred stock from Carpenter at a price of $65,000 per share, or an aggregate purchase price of approximately $30 million, for a 15-year note issued by the trustee to Carpenter and a small amount of cash.

Each share of preferred stock is convertible, at the trustee’s option, into at least 2,000 shares of common stock at a conversion price of $32.50 per share of common stock. The preferred shares are divided into 2,000 equal units. Each eligible employee was allocated one unit on the effective date of the ESOP, September 6, 1991. Additional units are allocated to employees as the loan is repaid. Generally, only those employees actively employed on the last day of the plan year, December 31, will receive an allocation for that year. The funds used by the ESOP to repay the loan come from contributions by Carpenter and dividends on the ESOP shares.

Retirement Benefits

The General Retirement Plan for Employees of Carpenter Technology Corporation provides retirement benefits to employees, including the Named Executive Officers, at age 65 (with five years of service), or as early as age 55 (with ten years of service); or at any age with 30 years of service. Such benefits are based on either: (1) a fixed monthly rate for each year of service; or (2) the product of 1.3% times each of the first 20 years of service, plus 1.4% times each year of service over 20, multiplied by the individual’s highest average earnings. This average is calculated from the highest five annual periods (during the last ten years of service) that end on the individual’s retirement anniversary. For pension purposes, earnings include all salaries, bonuses, and extra compensation.

Carpenter has two plans for those participants in the General Retirement Plan whose benefits are reduced by limitations of the Internal Revenue Code: the Benefit Equalization Plan and the Earnings Adjustment Plan. These two plans will restore amounts lost under the General Retirement Plan because of Code limitations. In general, benefits under these plans are subject to the same administrative rules as the General Retirement Plan.

Certain executives, including the Named Executive Officers, have been designated by the Board of Directors as participants under the SERP. This supplemental benefit is payable for a fixed term of 15 years or as an actuarially equivalent life annuity, commencing in the month following retirement (unless a disabled participant elects a later date). The total benefits a participant will receive from these retirement plans, plus primary Social Security will be approximately 60% of the participant’s average earnings (as calculated under the General Retirement Plan) when retirement occurs with 30 years of service. Bonuses voluntarily waived by executive officers for fiscal year 2003, and the cash equivalent of restricted shares awarded in place of fiscal year 2004 bonus will be included for purposes of determining average earnings under the SERP. In addition, Mr. Geremski will receive a minimum benefit equal to 50% of his average earnings upon completion of five years of service.

The Officers’ Supplemental Retirement Plan provides supplemental pension benefits to participants who have benefits reduced under the General Retirement Plan because of amounts deferred under the Deferred Compensation Plan. The Officers’ Supplemental Retirement Plan restores reductions that occur under the General Retirement Plan as a result of these deferrals, without regard to any limitations of the Internal Revenue Code. Benefits under this Plan are subject to the same administrative rules as the General Retirement Plan.

The following table illustrates the total annual retirement benefits payable under the retirement plans described in this section. A participant may receive less than the maximum benefit dependent upon age and the date on which he was granted SERP participation.

Average Annual Earnings(1) for the Applicable Years of Service Period Preceding Retirement	Annual Gross Benefits from all Pension Plans for Years of Service Shown (2)(3)
	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$150,000	$75,000	$84,750	$90,000	$90,000	$90,000	$91,875
$175,000	$87,500	$98,875	$105,000	$105,000	$105,000	$107,188
$200,000	$100,000	$113,000	$120,000	$120,000	$120,000	$122,500
$250,000	$125,000	$141,250	$150,000	$150,000	$150,000	$153,125
$300,000	$150,000	$169,500	$180,000	$180,000	$180,000	$183,750
$400,000	$200,000	$226,000	$240,000	$240,000	$240,000	$245,000
$500,000	$250,000	$282,500	$300,000	$300,000	$300,000	$306,250
$600,000	$300,000	$339,000	$360,000	$360,000	$360,000	$367,500
$700,000	$350,000	$395,500	$420,000	$420,000	$420,000	$428,750
$800,000	$400,000	$452,000	$480,000	$480,000	$480,000	$490,000
$1,000,000	$500,000	$565,000	$600,000	$600,000	$600,000	$612,500
$1,500,000	$750,000	$847,500	$900,000	$900,000	$900,000	$918,750

(1)	Average Annual Earnings are determined as described under the first paragraph of Retirement Benefits using Annual Compensation as described in the Summary Compensation Table on page 20 subject to additional compensation as indicated in the third paragraph of Retirement Benefits.

(2)	As of June 30, 2005, the years of service credited under the Plan for the Named Executive Officers were as follows: Mr. Torcolini - 31 years; Mr. Oates - 1 year; Mr. Shor - 24 years; Mr. Geremski - 4 years; and Mr. Christiansen - 12 years.

(3)	All of these retirement plans are payable for the life of the participant and, if applicable, the life of the survivor with the exception of a small portion of the Supplemental Retirement Plan for Executives, which is payable for a fixed period of 15 years. Social Security is deducted from the SERP benefit.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon representations by persons required to file reports under Section 16(a), all persons subject to Section 16(a) were in compliance during fiscal year 2005, with the exception of Mr. Anderson, who inadvertently filed one transaction report late, which related to the purchase of 1,000 shares of common stock.

Stock Performance Graph

The graph below shows for a five-year period the cumulative total stockholder return on Carpenter’s common stock compared to the cumulative total return of the Russell 2000 Index and a peer group of companies. The Russell 2000 is a broad-based index that includes smaller market capitalization stocks, including Carpenter’s stock.

The Peer Group Index is comprised of the following companies: Allegheny Technologies, Inc., A.M. Castle & Co., Quanex Corporation, RTI International Metals, Inc., Ryerson Tull, Inc. and The Timken Company. These are publicly traded companies involved in the distribution or manufacture of specialty metals and related materials.

	2000	2001	2002	2003	2004	2005
CARPENTER	100.00	145.02	150.33	84.48	186.78	286.32

RUSSELL 2000	100.00	100.66	91.93	90.42	120.59	131.98

PEER GROUP	100.00	112.43	124.09	82.28	148.78	174.90

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CARPENTER TECHNOLOGY CORPORATION, THE RUSSELL 2000 INDEX

AND A PEER GROUP

PROPOSAL NO. 2

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless otherwise specified by the stockholders, the shares of stock represented by the proxies will be voted for approval of the appointment of PricewaterhouseCoopers LLP (“PwC”), to audit and report upon the financial statements and internal controls over financial reporting of Carpenter for the fiscal year 2006. PwC, or one of its predecessor firms, has served as the independent registered public accounting firm of Carpenter since 1918. In the opinion of the Board of Directors and its Audit/Finance Committee and Management, PwC is well qualified to act in this capacity.

	FY 2005	FY 2004
Audit Fees	$1,187,974	$751,475
Audit Related Fees	$18,204	$77,832
Tax Fees	$38,767	$46,959
All Other Fees	$0	$0
Total	$1,244,945	$876,266

Audit Fees: The aggregate fees billed by PwC for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year 2005, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, and audit and attestation services related to statutory or regulatory filings of certain foreign locations, were $1,188,000 compared to $751,000 for fiscal year 2004.

Audit-Related Fees: PwC billed $18,000 in audit-related fees in fiscal year 2005 compared to $38,000 in fiscal year 2004. In fiscal year 2005, these fees primarily related to US GAAP translation services in the Company’s foreign entity locations.

Tax Fees: The aggregate fees billed by PwC for tax services were $39,000 for fiscal year 2005, compared to $47,000 in fiscal year 2004. Fees in fiscal year 2005 were primarily for international tax compliance services.

It is the practice of the Audit/Finance Committee to pre-approve all services rendered to Carpenter by its independent registered public accounting firm in accordance with applicable legal requirements. For the fiscal year ended June 30, 2005, the Audit/Finance Committee approved all services rendered to Carpenter by its independent registered public accounting firm.

A representative of PwC is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and be available to respond to appropriate questions.

The Board of Directors and its Audit/Finance Committee recommends that you vote FOR approval of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

OTHER BUSINESS

The Board of Directors and Management know of no matters to be presented at the meeting other than those set forth in this Proxy Statement. Carpenter was not notified of any such matters by August 26, 2005, as determined under its By-Laws, and accordingly, if any other business is properly brought before the meeting or any adjournment of the meeting, the proxy holders will vote on this business according to their discretion.

MISCELLANEOUS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Carpenter’s Proxy Statement may have been sent to multiple stockholders in your household. Carpenter will promptly deliver a separate copy of the document to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, P.O. Box 14662, Reading, PA 19612-4662, telephone 610-208-3065. If you want to receive separate copies of the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF CARPENTER’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2005, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO CARPENTER’S CORPORATE SECRETARY AT CARPENTER TECHNOLOGY CORPORATION, P.O. BOX 14662, READING, PA 19612-4662.

By order of the Board of Directors,

DAVID A. CHRISTIANSEN
Secretary

ADMISSION TICKET

ANNUAL MEETING

OF

STOCKHOLDERS OF CARPENTER TECHNOLOGY CORPORATION

MONDAY, OCTOBER 24, 2005 - 11:00 A.M. THE MILLENNIUM HOTEL NEW YORK BROADWAY

MILLENNIUM CONFERENCE CENTER

145 WEST 44TH STREET NEW YORK, NEW YORK

AGENDA

Election of three directors.

Approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Carpenter for the fiscal year ending June 30, 2006.

Transact such other business as may properly come before the meeting.

It is important that these shares are represented at this meeting, whether or not you attend the meeting in person. To make sure these shares are represented, we urge you to complete and mail the proxy card on the reverse side.

If you plan to attend the 2005 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card on the reverse side. Present this admission ticket to the Carpenter Technology Corporation representative.

PROXY

CARPENTER TECHNOLOGY CORPORATION Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on October 24, 2005

The undersigned stockholder of Carpenter Technology Corporation appoints ROBERT J. TORCOLINI and DAVID A. CHRISTIANSEN, or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournments thereof. The meeting will be held at the Millennium Hotel New York Broadway, Millennium Conference Center, 145 West 44th Street, New York, New York, on Monday, October 24, 2005, at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.

Comments: (change address)

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

YOU ARE ENCOURAGED TO TAKE ADVANTAGE OF TWO COST EFFECTIVE WAYS TO VOTE THESE SHARES -BY TELEPHONE OR INTERNET.

PLEASE DATE AND SIGN ON REVERSE SIDE

CARPENTER TECHNOLOGY CORPORATION 101 WEST BERN STREET

READING, PA 19601

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off/meeting date described in the Proxy Statement. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Carpenter Technology Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carpenter Technology Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CRPNT1

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARPENTER TECHNOLOGY CORPORATION

The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

Election of Directors

1. Nominees - Terms to Expire 2008:

01) J. Michael Fitzpatrick 02) Gregory A. Pratt 03) Marillyn A. Hewson

For All

Withhold All

For All Except

To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below.

For Against Abstain

Vote On Proposal

2. Approval of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of the nominees for directors and FOR Proposal 2.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address change and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date